EXHIBIT 10.87

 SECOND AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT

This SECOND AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT (“Second Amendment”), dated as of December 21, 2011, is entered into by American Centrifuge Holdings, LLC, a Delaware limited liability company (“Holdings”), and Babcock & Wilcox Technical Services Group, Inc., a Delaware corporation, (“B&W TSG” and, together with Holdings, the “Members” and individually as a “Member”).

WHEREAS, on or about September 2, 2010, Holdings and B&W TSG executed the Limited Liability Company Agreement of American Centrifuge Manufacturing, LLC, as amended by that First Amendment to the Limited Liability Company Agreement, dated as of April 29, 2011, by and between Holdings and B&W TSG (collectively, the “Agreement”) to establish American Centrifuge Manufacturing, LLC (the “Company”);

WHEREAS, the Members desire to amend certain provisions of the Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the Members hereby agree to modify the Agreement as follows:

1.           Section 4.13 of the Agreement is hereby deleted and replaced in its entirety with the following:

Automatic Transfer.  Until (i) the initial drawdown of funds by, or the other issuance of credit to, ACE under binding agreements among ACE and third parties (which may include the U.S. government) that obligate such parties to lend to ACE funds in an amount that the Members reasonably deem sufficient for the completion of an ACP facility capable of producing approximately 3.6 million SWU per year or such other amount as may be agreed by the Members, and (ii) the execution and the delivery of the ESA, the Guaranty and the LTSA shall each have occurred, then either Party may by notice to the other Party effect an automatic transfer hereunder and B&W TSG’s Membership Interests shall, without further action of, and at no cost to, the Members, automatically transfer to Holdings, free and clear of all liens and other encumbrances and B&W TSG shall deliver an officer’s certificate to Holdings to that effect and representing and warranting that B&W TSG is the holder of good and clear title to the Membership Interests being transferred.  Each Member agrees to cooperate and to take all actions and execute all documents reasonably necessary or appropriate to reflect the transfer of B&W TSG’s Membership Interests to Holdings.

In such event, and notwithstanding any other provision of this Article IV: (i) B&W TSG shall not be entitled to any consideration in connection with such transfer including, but not limited to, the break-up fee described in Section 4.12; (ii) Holdings shall cause the Company to timely pay to B&W TSG or its affiliates all amounts due as of the date of such automatic transfer under the Fee Agreement, any seconding agreement or any other contract with B&W TSG or its affiliates to which the Company is a party; and (iii) the Company shall indemnify and hold harmless B&W TSG from all costs, expenses or liabilities of the Company incurred from or after the date of such transfer.

2.           Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

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IN WITNESS WHEREOF, the Members have executed this Second Amendment through their duly authorized representatives as of the date first written above.

American Centrifuge Holdings, LLC                                                                                                Babcock & Wilcox Technical Services
                 Group, Inc.

By:__/s/ Philip Sewell_________________                                                                                     By:__/s/ George Dudich Jr.___________

Name:  Philip Sewell                                                                                                  Name: George Dudich Jr.

Title:           Senior Vice President                                                                                     Title:____President___________________